                                            FILED PURSUANT TO RULE 424(b)(3)
                                            REGISTRATION STATEMENT NO. 333-61823

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED NOVEMBER 13, 1998)

                                  $75,000,000

                               GETTY IMAGES, INC.

                      4.75% CONVERTIBLE SUBORDINATED NOTES

                                    DUE 2003

     This Prospectus Supplement supplements information contained in that certain prospectus dated November 13, 1998 (the "Prospectus") relating to the potential sale from time to time of up to $75,000,000 aggregate amount of Registrable Notes and the Common Stock issuable upon conversion thereof by the Selling Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus and any prior supplements. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Holders" with respect to the Selling Holders and the principal amounts of Registrable Notes beneficially owned by such Selling Holder that may be offered pursuant to the Prospectus, as amended or supplemented:

     BancBoston Robertson Stephens......................  400,000    14,031    14,031

     The line item "Hambrecht & Quist, LLC.............200,000 7,016 7,016"
contained in the table set forth in the Prospectus under the caption "Selling Holders" shall be deleted in its entirety and replaced with the following:

     Hambrecht & Quist, LLC.............................  100,000    3,508     3,508

All information provided in this Prospectus Supplement is as of April 20, 1999.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 10, 1999.